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                                                                    Exhibit 99.1

[LOGO OF THE HARTFORD]

                                                                    News Release
                                              Hartford Plaza . Hartford CT 06115

Date:                 March 31, 2000
For Release:          Upon Receipt
Contact:              Joyce Willis                  Cynthia Michener
                      Office: 860/547-4951          Office: 860/547-5624
                      Home: 860/286-0202            Home: 860/347-5302

               THE HARTFORD MAKES OFFER FOR HARTFORD LIFE SHARES
              Proposal Advances the Company's Strategic Direction

HARTFORD, Conn. - The Hartford Financial Services Group Inc. (NYSE: HIG) today announced that its board of directors has presented an offer to the board of directors of Hartford Life Inc. (NYSE: HLI) to acquire all of the common shares of Hartford Life not already owned by The Hartford for $44 per share in cash. The offer, which was made on March 27 to the Hartford Life board of directors, represents a nine percent premium to the closing price on that day and a 25 percent premium over Hartford Life's average closing price of $35.33 per share for the 30 days prior to the offer.

     A special committee consisting of Hartford Life directors not affiliated with The Hartford has been appointed by the Hartford Life board to consider the offer.

     The Hartford currently owns approximately 81.5 percent of the outstanding shares of common stock of Hartford Life. Approximately 26 million shares of Hartford Life's common stock are owned by the public.

     In addition to advancing the company's strategic direction, The Hartford's Chairman and CEO Ramani Ayer said the transaction is part of an overall plan to restructure The Hartford into two major operating entities, worldwide life operations and worldwide property-casualty operations.

     "The management team at Hartford Life has built one of the premier life and annuity companies in the U.S., and I can't think of a better use of our capital than owning 100 percent of this great franchise," said Ayer. Lon Smith and Thomas Marra will continue in their roles as Hartford Life's president and chief operating officer, respectively.

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